Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ZRCN INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	(2)	40,000,000	$0.88	(2)	$35,200,000	0.00014760	$5,195.52
Fees Previously Paid
	Total Offering Amounts									$0
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$5,195.52

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of ZRCN Inc. (the “Registrant”) that become issuable under the Registrant’s 2024 Omnibus Equity Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) There is no established market for the Company’s shares of common stock. Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the book value per share as of December 31, 2023.